Exhibit 5.1

July 28, 2004

Board of Directors

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, NY 13501

Ladies and Gentlemen:

We are acting as special counsel to Partners Trust Financial Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the proposed public offering of up to 2,746,722 shares of the Company’s common stock, par value $0.0001 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the Company’s Long-Term Equity Compensation Plan and the Partners Trust Bank Incentive Savings Plan (collectively, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on July 7, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Resolutions of the Board of Directors of the Company adopted at meetings held on December 23, 2003, and February 24, May 6, June 9, June 22 and July 14, 2004, as certified by the Secretary

Board of Directors

Partner Group Financial Trust, Inc.

July 28, 2004

of the Company on the date hereof as being complete, accurate, and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that assuming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to in Paragraph 4 above, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/    Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.